Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

ABT Holdings, Inc.

We hereby consent to the use, in this Registration Statement of ABT Holdings, Inc. on Form 10, of our report dated December 14, 2016, related to the consolidated financial statements of ABT Holdings, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the years then ended. In addition, we consent to the use of our report dated February 14, 2017, related to the financial statements of Scoobeez, Inc. as of August 26, 2015, and for the period from September 23, 2014 to August 26, 2015.

We also consent to the references to us in the Experts section of the Registration Statement.

dbbmckennon

Newport Beach, California

February 14, 2017